Exhibit 99.1
Dana Announces Closing of Exercise
of Option to Purchase Additional Shares by Underwriters
MAUMEE, Ohio — October 6, 2009 — Dana Holding Corporation today announced that Goldman, Sachs & Co., as representative of the underwriters in Dana’s recent common stock offering, has exercised the option to purchase 5,083,100 additional shares of Dana common stock. The sale of the option shares closed today and the net proceeds to Dana are approximately $32.6 million.
In connection with Dana’s common stock offering, which closed on September 29, the underwriters were granted a customary 30-day option to purchase up to 5,100,000 additional shares of common stock.
“We are pleased that we have the opportunity to raise additional funds,” said Dana CEO Jim Sweetnam. “We believe these additional proceeds will help provide continued flexibility for future growth and restructuring of operations.”
This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from Goldman, Sachs, & Co. via telephone at: (866) 471-2526; via facsimile at: (212) 902-9316; via e-mail at: prospectus-ny@ny.email.gs.com; or via standard mail at Goldman, Sachs, & Co., Prospectus Department, 85 Broad Street, New York, N.Y. 10004.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2008 sales of $8.1 billion.

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Lillian Etzkorn:	(419) 887-5160	Chuck Hartlage: (419) 887-5123
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